UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                            The Fortress Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   34956K 10 8
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 10, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]               Rule 13d-1(b)

         |X|               Rule 13d-1(c)

         [_]               Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

------------------------------------------------------
CUSIP No. 34956K 10 8
------------------------------------------------------


 ===============================================================================
  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           David W. Hutson
--------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [_]
                                                                      (b) |X|
--------------------------------------------------------------------------------
  3        SEC USE ONLY

--------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           U.S.
--------------------------------------------------------------------------------

        NUMBER OF              5      SOLE VOTING POWER
          SHARES                      145,720
       BENEFICIALLY          ---------------------------------------------------
         OWNED BY              6      SHARED VOTING POWER
           EACH                       0
        REPORTING            ---------------------------------------------------
          PERSON               7      SOLE DISPOSITIVE POWER
           WITH                       145,720
                             ---------------------------------------------------
                               8      SHARED DISPOSITIVE POWER
                                      0
--------------------------------------------------------------------------------
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            145,720
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                (SEE INSTRUCTIONS)                                        [_]

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            4.67%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
================================================================================


                               Page 2 of 5 Pages

------------------------------------------------------
CUSIP No. 34956K 10 8
------------------------------------------------------


           Item 1(a).       Name of Issuer:
           ---------        --------------

                            The Fortress Group, Inc.

           Item 1(b).       Address of Issuer's Principal Executive Offices:
           ---------        -----------------------------------------------

                            1650 Tysons Blvd., Suite 600
                            McClean, Virginia  22102

           Item 2(a).       Name of Person Filing:
           ---------        ---------------------

                            David W. Hutson

           Item 2(b).       Address of Principal Business Office or, if none,
           ---------        -------------------------------------------------
                            Residence:
                            ---------

                            3030 Hartley Road, Suite 100
                            Jacksonville, Florida

           Item 2(c).       Citizenship:
           ---------        -----------

                            U.S.

           Item 2(d).       Title of Class of Securities:
           ---------        ----------------------------

                            Common Stock

           Item 2(e).       CUSIP Number:
           ---------        ------------

                            34956K 10 8

           Item 3.          If this statement is filed pursuant to Rules
           ------           --------------------------------------------
                            13d-1(b), or 13d-2(b) or (c), check whether the
                            -----------------------------------------------
                            person filing is a:
                            ------------------

                            n/a

           Item 4.          Ownership (as of April 10, 2002)
           ------           --------------------------------

                            (a)    Amount Beneficially Owned:  145,720

                            (b)    Percent of Class:  4.67%


                               Page 3 of 5 Pages

------------------------------------------------------
CUSIP No. 34956K 10 8
------------------------------------------------------


                            (c)    Number of shares as to which such person has:

                                   (i)   sole power to vote or to direct the
                                         vote:

                                         145,720

                                   (ii)  shared power to vote or to direct the
                                         vote:

                                         0

                                   (iii) sole power to dispose or to direct the
                                         disposition of:

                                         145,720

                                   (iv)  shared power to dispose or to direct
                                         the disposition of:

                                         0

           Item 5.          Ownership of Five Percent or Less of a Class.
           ------           --------------------------------------------

                            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check here. |X|

           Item 6.          Ownership of More than Five Percent on Behalf of
           ------           ------------------------------------------------
                            Another Person.
                            --------------


           Item 7.          Identification and Classification of the Subsidiary
           ------           ---------------------------------------------------
                            Which Acquired the Security Being Reported on By the
                            ----------------------------------------------------
                            Parent Holding Company.
                            ----------------------

                            not applicable

           Item 8.          Identification and Classification of Members of the
           ------           ---------------------------------------------------
                            Group.
                            -----

                            not applicable

           Item 9.          Notice of Dissolution of Group.
           ------           ------------------------------

                            not applicable

           Item 10.         Certification.
           -------          -------------

                            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

------------------------------------------------------
CUSIP No. 34956K 10 8
------------------------------------------------------


                                    SIGNATURE


                           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         April 19, 2002
         --------------------------------------
         Date


         /s/ David W. Hutson
         --------------------------------------
         Signature


         David W. Hutson
         --------------------------------------
         Name/Title









                               Page 5 of 5 Pages